                                                                    EXHIBIT 99.1














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                                       1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON CONSOLIDATED FINANCIAL STATEMENTS

To the Board of Directors and Stockholder of United California Bank:

We have audited the accompanying consolidated balance sheets of United California Bank (a California chartered bank and a wholly-owned subsidiary of Sanwa Bank, Ltd. and Tokai Bank, Ltd.) and subsidiaries (the Bank) as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Tokai Bank of California for years prior to its merger during 2001 with Sanwa Bank California in a transaction accounted for as a reorganization of entities under common control, as discussed in Note 13 to the accompanying consolidated financial statements. Such statements are included in the accompanying consolidated financial statements of the Bank and reflect total assets of 17 percent as of December 31, 2000, and net income of 18 percent and 14 percent for the years ended December 31, 2000 and 1999, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Tokai Bank of California prior to the merger, is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United California Bank and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


/s/ ARTHUR ANDERSEN LLP
Los Angeles, California
February 26, 2002


[This is a copy of a report previously issued by Arthur Andersen LLP. That report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided a consent to the inclusion of its report in this filing.]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tokai Bank of California:

We have audited the consolidated balance sheets of Tokai Bank of California and subsidiary (Tokai Bank) (a wholly-owned subsidiary of The Tokai Bank, Ltd., Japan) as of December 31, 2000 and the related consolidated statements of operations, stockholder's equity and comprehensive income and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of Tokai Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 2 to the Tokai Bank 2000 consolidated financial statements (not included herein), Tokai Bank has charged to its stockholder's equity, the excess of the acquisition cost over the fair value of the net assets acquired in connection with the acquisition of another bank. This treatment was required by bank regulatory authorities but is not in accordance with accounting principles generally accepted in the United States of America, which require such amounts to be amortized to expense over the estimated benefit period. Had accounting principles generally accepted in the United States of America been applied to this acquisition transaction, net earnings would be decreased by approximately $998,400 in both 2000 and 1999, and retained earnings would be increased by approximately $998,400 and $1,996,800 at December 31, 2000 and 1999,
respectively.

In our opinion, except for the effects on the consolidated financial statements of not capitalizing and amortizing the excess of the acquisition price over the fair value of net assets acquired as discussed in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tokai Bank of California and subsidiary as of December 31, 2000 and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
February 2, 2001
Los Angeles, California


[This is a copy of a report previously issued by KPMG LLP. That report has not been reissued by KPMG LLP nor has KPMG LLP provided a consent to the inclusion of its report in this filing.]


                                       3
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                                       4
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                                       5

                     UNITED CALIFORNIA BANK AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                     (dollars in thousands except par value)

                                                                                         December 31,
                                                                                ------------------------------
                                                                                    2001              2000
                                                                                ------------      ------------
ASSETS
Cash and due from banks                                                         $    602,112      $    770,544
Federal funds sold                                                                     3,500            93,454
Interest-bearing deposits with banks                                                  25,205           115,205
Trading securities                                                                    76,568            82,588
Securities available for sale                                                        548,058           696,703
Loans and leases (net of allowance for credit losses of $210,000
     in 2001 and $189,580 in 2000)                                                 8,795,040         9,006,592
Premises and equipment, net                                                          133,081           133,213
Customers' acceptance liability                                                        8,861             8,698
Accrued interest receivable                                                           62,924            72,912
Other real estate (net of allowances of $303 in 2001 and $784 in 2000)                   995             2,257
Other assets                                                                         268,463           239,105
                                                                                ------------      ------------
      TOTAL ASSETS                                                              $ 10,524,807      $ 11,221,271
                                                                                ============      ============

LIABILITIES
Checking                                                                        $  3,367,484      $  3,303,953
Savings                                                                            3,161,372         2,086,731
Time                                                                               2,183,968         3,600,653
                                                                                ------------      ------------
   Total deposits                                                                  8,712,824         8,991,337

Federal funds purchased and securities sold under agreements to repurchase           285,915           848,774
FHLB advances                                                                        200,000           100,000
Other borrowed funds                                                                  53,342            55,832
Acceptances outstanding                                                                8,861             8,698
Accrued expenses and other liabilities                                               179,839           146,764
                                                                                ------------      ------------
      TOTAL LIABILITIES                                                            9,440,781        10,151,405
                                                                                ------------      ------------

COMMITMENTS AND CONTINGENCIES (NOTE 12)

STOCKHOLDER'S EQUITY
Capital stock - $50 par value, 12,000,000 shares authorized,
    10,864,198 shares outstanding                                                    543,210           543,210
Surplus                                                                              206,127           206,127
Accumulated other comprehensive income (loss)                                         17,610            (1,514)
Retained earnings                                                                    317,079           322,043
                                                                                ------------      ------------
      TOTAL STOCKHOLDER'S EQUITY                                                   1,084,026         1,069,866
                                                                                ------------      ------------
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                $ 10,524,807      $ 11,221,271
                                                                                ============      ============


The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED CALIFORNIA BANK AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                             (dollars in thousands)

                                                                                               Year Ended December 31,
                                                                                      -----------------------------------------
                                                                                         2001            2000            1999
                                                                                      ---------       ---------       ---------
INTEREST INCOME
Loans and leases                                                                      $ 686,697       $ 788,414       $ 654,232
Securities available for sale                                                            39,452          58,229          66,997
Trading securities                                                                        1,747           2,974           2,566
Interest-bearing deposits with banks                                                      4,847           8,276           8,965
Federal funds sold                                                                        3,061           9,923           9,551
                                                                                      ---------       ---------       ---------
      TOTAL INTEREST INCOME                                                             735,804         867,816         742,311
                                                                                      ---------       ---------       ---------
INTEREST EXPENSE
Deposits                                                                                225,393         294,153         249,402
Federal funds purchased and securities sold under
    agreements to repurchase                                                             24,495          59,968          32,485
FHLB advances                                                                             8,382           6,546           6,023
Other borrowed funds                                                                      1,585           2,665           2,077
                                                                                      ---------       ---------       ---------
      TOTAL INTEREST EXPENSE                                                            259,855         363,332         289,987
                                                                                      ---------       ---------       ---------
NET INTEREST INCOME                                                                     475,949         504,484         452,324
Provision for credit losses                                                              54,544          43,830          14,600
                                                                                      ---------       ---------       ---------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                                   421,405         460,654         437,724
                                                                                      ---------       ---------       ---------
NONINTEREST INCOME
Service charges on deposits                                                              42,016          35,099          35,510
Trust fees                                                                               10,308          10,598          17,329
Bankcard services                                                                         2,585           1,875           2,644
Capital markets revenues                                                                 13,739          10,952          11,181
Trade related services                                                                    9,019           9,150           8,412
Mutual fund and annuity sales fees                                                        9,447           8,948           6,404
Securities losses                                                                            --         (12,896)            (13)
Gain on sale of credit card portfolio and merchant business                                  --              --           8,958
Gain on sale of Star System stock                                                        30,117              --              --
Other                                                                                    11,624          12,642           8,892
                                                                                      ---------       ---------       ---------
      TOTAL NONINTEREST INCOME                                                          128,855          76,368          99,317
                                                                                      ---------       ---------       ---------
NONINTEREST EXPENSE
Salaries                                                                                187,416         161,797         154,056
Benefits                                                                                 30,907          29,237          30,112
Occupancy                                                                                36,004          35,708          34,236
Equipment                                                                                32,323          31,580          27,683
Outside service fees                                                                     23,002          23,202          22,219
Other real estate expense (income) and provision, net                                      (611)            224             (52)
Other                                                                                    68,357          57,222          55,365
                                                                                      ---------       ---------       ---------
      TOTAL NONINTEREST EXPENSE                                                         377,398         338,970         323,619
                                                                                      ---------       ---------       ---------
Income before income tax expense                                                        172,862         198,052         213,422
Income tax expense                                                                       57,961          41,255          75,996
                                                                                      ---------       ---------       ---------
NET INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE                                      $ 114,901       $ 156,797       $ 137,426
Cumulative effect of change in accounting principle, net (Note 11)                        6,304              --              --
                                                                                      ---------       ---------       ---------
NET INCOME                                                                            $ 121,205       $ 156,797       $ 137,426
                                                                                      =========       =========       =========
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) on securities available for sale and cash flow hedges:
    Unrealized holding gains (losses) arising during period                              40,558          26,803         (51,265)
    Less: reclassification adjustment for (gains) losses
        included in net income                                                           (7,513)         12,896              13
                                                                                      ---------       ---------       ---------
Other comprehensive income (loss), before tax                                            33,045          39,699         (51,252)
Income tax expense (benefit) related to items of
    comprehensive income                                                                 13,921          16,519         (20,902)
                                                                                      ---------       ---------       ---------
Other comprehensive income (loss), net of tax                                            19,124          23,180         (30,350)
                                                                                      ---------       ---------       ---------
COMPREHENSIVE INCOME                                                                  $ 140,329       $ 179,977       $ 107,076
                                                                                      =========       =========       =========


The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED CALIFORNIA BANK AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                 (dollars in thousands except number of shares)

                                                                                        Accumulated
                                             Capital Stock                                 Other
                                       --------------------------                      Comprehensive
                                         Number                                            Income        Retained
                                        of Shares        Amount           Surplus          (Loss)        Earnings          Total
                                       ----------     -----------       -----------    -------------    -----------     -----------
Balance, December 31, 1998             10,864,198     $   543,210       $   206,127     $     5,656     $   245,552     $ 1,000,545
  Net income                                                                                                137,426         137,426
  Change in unrealized gains/losses
       on securities available for
       sale, net of tax                                                                     (30,350)                        (30,350)
  Dividends paid                                                                                           (102,245)       (102,245)
                                       ----------     -----------       -----------     -----------     -----------     -----------
Balance, December 31, 1999             10,864,198         543,210           206,127         (24,694)        280,733       1,005,376
  Net income                                                                                                156,797         156,797
  Change in unrealized gains/losses
       on securities available for
       sale, net of tax                                                                      23,180                          23,180
  Dividends paid                                                                                           (115,487)       (115,487)
                                       ----------     -----------       -----------     -----------     -----------     -----------
Balance, December 31, 2000             10,864,198         543,210           206,127          (1,514)        322,043       1,069,866
  Net income                                                                                                121,205         121,205
  Change in unrealized gains/losses
       on securities available for
       sale and cash flow hedges,
       net of tax                                                                            19,124                          19,124
  Dividends paid                                                                                           (126,169)       (126,169)
                                       ----------     -----------       -----------     -----------     -----------     -----------
Balance, December 31, 2001             10,864,198     $   543,210       $   206,127     $    17,610     $   317,079     $ 1,084,026
                                       ==========     ===========       ===========     ===========     ===========     ===========


The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED CALIFORNIA BANK AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                                             Year Ended December 31,
                                                                                 -----------------------------------------------
                                                                                    2001              2000              1999
                                                                                 -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                               $   121,205       $   156,797       $   137,426
        Adjustments to reconcile net income to net cash provided by
          (used in) operating activities:
        Provision for credit losses                                                   54,544            43,830            14,600
        Depreciation and amortization                                                 20,684            19,551            18,608
        Result of trading operations                                                 (11,238)          (37,211)           49,646
        (Credit) provision for losses on other real estate                              (400)              885             1,447
        (Decrease) increase in trading securities                                      6,020           (53,322)           99,048
        Cumulative effect of change in accounting principle, net of taxes             (6,304)               --                --
        Deferred income tax (benefit) provision                                      (35,764)          (49,657)           19,392
        Net increase in other (assets) liabilities                                    41,425            (1,887)          (55,389)
                                                                                 -----------       -----------       -----------
Net cash provided by operating activities                                            190,172            78,986           284,778
                                                                                 -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
        Decrease (increase) in federal funds sold and interest-bearing
          deposits with banks                                                        179,954           221,533          (144,317)
        Proceeds from sales and maturities of securities available for sale          175,926           485,218           430,872
        Purchase of securities available for sale                                    (12,092)          (32,054)         (670,287)
        Proceeds from loan sales                                                       7,528            79,487               294
        Purchase of loans                                                            (14,027)         (138,741)          (27,986)
        Loans originated, net of payments                                            162,392          (272,648)         (730,737)
        Net purchase of premises and equipment                                       (21,183)          (21,107)           (9,489)
        Proceeds from sales of other real estate                                       3,072            13,701             7,484
        Proceeds from sale of Star System stock                                       30,152                --                --
        Other                                                                           (295)            2,273               460
                                                                                 -----------       -----------       -----------
Net cash provided by (used in) investing activities                                  511,427           337,662        (1,143,706)
                                                                                 -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
        (Decrease) increase in deposits                                             (278,513)          301,041           255,940
        (Increase) decrease in short-term funds borrowed                            (565,349)         (311,542)          723,338
        Proceeds from long-term debt                                                 200,000           100,000           100,000
        Payments on long-term debt                                                  (100,000)         (100,000)         (200,000)
        Payment of cash dividends to Parent                                         (126,169)         (115,487)         (102,245)
                                                                                 -----------       -----------       -----------
Net cash (used in) provided by financing activities                                 (870,031)         (125,988)          777,033
                                                                                 -----------       -----------       -----------
Net (decrease) increase in cash and due from banks                                  (168,432)          290,660           (81,895)
Cash and due from banks at beginning of year                                         770,544           479,884           561,779
                                                                                 -----------       -----------       -----------
Cash and due from banks at end of year                                           $   602,112       $   770,544       $   479,884
                                                                                 ===========       ===========       ===========
Supplemental disclosure of noncash investing and financing activities:
        Loans transferred to other real estate                                   $     1,115       $     2,820       $    12,727
Supplemental disclosure of cash flow information:
        Interest paid                                                            $   266,118       $   349,262       $   290,197
        Income taxes paid                                                             83,849            93,005            54,788


The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED CALIFORNIA BANK AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United California Bank (the Bank) is a California chartered Bank and a wholly-owned subsidiary of Sanwa Bank, Ltd. and Tokai Bank, Ltd. (the Parent). Sanwa Bank California and Tokai Bank of California combined in July 2001. Sanwa Bank California was the surviving entity and changed its name to United California Bank. The combination was accounted for as a reorganization of entities under common control, since in July 2001, both Sanwa Bank, Ltd. and Tokai Bank, Ltd. had become wholly-owned subsidiaries of a newly formed holding company called UFJ Holdings, Inc. Accordingly, all historical financial information has been restated as if the combination had been in effect for all periods presented. The Bank provides a full range of banking services to businesses and individuals through a network of more than 100 offices throughout California. Banking services are also made available to customers through their personal computers and by telephone. Interest income on loans to businesses and individuals located principally in California is the primary source of revenue for the Bank.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States (GAAP) and prevailing practice within the banking industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the financial statements for prior years have been reclassified to conform to the current financial statement presentation. The following are descriptions of the significant accounting policies of the Bank.

Consolidation

The accompanying consolidated financial statements include the accounts of United California Bank and all of its subsidiaries. Subsidiaries include United California Capital, Eureka Investment Advisors and First Bancorp. Intercompany accounts and transactions have been eliminated in consolidation.

Securities

Securities are classified at acquisition as available for sale when the Bank intends to hold the securities for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Securities classified as available for sale are carried at fair market value. The fair value of securities is principally determined from prices obtained from independent market sources. Changes in fair value, net of the related tax effect, are included in accumulated other comprehensive income. Realized gains and losses are included in noninterest income.

Securities are classified at acquisition as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security.

Trading securities, which are generally held for the short-term in anticipation of market gains and resale, are carried at market value. Gains and losses realized from the sale of trading securities and unrealized market value changes are included in noninterest income.

Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), was issued during the second quarter of 1998 and was adopted by the Bank as of

January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging purposes. Upon entering into a derivative contract, the Bank will designate the derivative as a fair value hedge, a cash flow hedge or a trading instrument. See Note 11 for details.

Derivative financial instruments may be constructed to act as hedges either to protect against adverse changes in the fair value of, or the cash flows associated with, assets, liabilities, firm commitments to purchase or sell specific assets or liabilities, or other probable transactions. The asset, liability, or firm commitment is referred to as the hedged or underlying item. The hedge is constructed so that its fair value or cash flows change in response to certain events in an offsetting manner to the changes in the fair value or cash flows of the underlying item.

SFAS No. 133 requires that all derivatives be recorded at their current fair value on the balance sheet. A change in the fair value of the hedge results in a gain or loss for the holder, just like changes in the fair value of the underlying asset or liability being hedged results in a gain or loss for the holder. SFAS No. 133 specifies how and when the gains and losses relating to both the hedge itself and the hedged item are recognized. Recognition of the gains and losses depends on the how the hedge is classified. Under SFAS No. 133, if certain conditions are met, derivatives may be specifically classified or designated as fair value hedges or cash flow hedges.

Fair value hedges are intended to reduce or eliminate the exposure to adverse changes in the fair value of a specific underlying item. Gains or losses in the hedging instrument are recognized in the income statement during the period that the change in fair value occurred. The offsetting gain or loss on the hedged item, which is attributable to the risk being hedged, is also recognized in the income statement for the same period. Hedge ineffectiveness results if the changes in fair values do not exactly offset. This ineffectiveness is included in earnings in the period in which it occurs.

Cash flow hedges are intended to hedge exposure to variable cash flows of a forecasted transaction or an underlying instrument. They are effective to the extent that the holder receives additional cash flows from the hedge when it receives lower cash flows from the hedged item and vice-versa. The effective portion of the hedge gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

Hedges meeting certain other criteria may be classified as interest rate and foreign exchange hedges. Such hedges are used in the Bank's trading activities and are carried at market value. Realized and unrealized gains and losses are reported in noninterest income. Interest rate contracts include futures, forwards, options and swaps. Foreign exchange contracts include spots, futures, forwards and swaps.

If a hedge does not meet the requirements for designation as one of these specific categories of hedge, gains or losses associated with changes in its fair value are immediately recognized in the income statement. The accounting for the underlying instrument will follow normal accounting policies for the specific type of asset or liability.

The Bank uses interest rate swaps and floors to manage exposure to interest rate risks. The periodic net settlement for these interest rate contracts is recorded as an adjustment to the interest income or interest expense of the related financial instrument.

Foreign currency translations

Foreign currency positions are translated into U.S. dollars using rates of exchange at the reporting date. Net gains or losses arising from translation are included in noninterest income.

Loans and leases

Loans are reported at the principal amounts outstanding, net of unamortized nonrefundable loan fees and related direct loan origination costs. Deferred net fees and costs are recognized as an adjustment to interest income over the loan term using a method that approximates a level yield on the recorded investment in the loan.

Loans, other than residential real estate loans, are placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full and timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Residential real estate loans (both first liens and junior liens) are placed on nonaccrual status after 90 days of becoming past due as to interest or principal, regardless of collateral value or collection process.

When a loan is placed on nonaccrual status, all unpaid accrued interest is reversed and deferred net fees or costs are no longer amortized. Interest received on nonaccrual loans is accounted for on the cash or cost recovery method until the loan is returned to accrual status. Generally, a loan is returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement, the borrower has resumed sustained payment of the principal and interest and the Bank expects that the full contractual balance of the loan plus interest will be collected, or when the loan is both well-secured and in the process of collection.

Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, prescribes the measurement methods, income recognition and disclosures related to impaired loans. A loan is considered impaired when it is probable the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement, including scheduled interest payments.

For loans covered by SFAS No. 114, the Bank makes an assessment of impairment when such loans are on nonaccrual. When a loan has been identified as being impaired, the amount of impairment will be measured using discounted cash flows, except when the Bank has established the market price of the loan or determined that the sole remaining source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the market price of the loan or the current fair value of the collateral, less estimated costs to sell, is used to measure impairment. Additionally, impaired loans with balances of less than $500,000 are aggregated for the purpose of measuring impairment using historical loss factors.

If the measurement of the impaired loan is less than the recorded investment in the loan, impairment is recognized by creating or adjusting the allocation of the allowance for credit losses.

Allowance for credit losses

The Bank maintains an allowance for credit losses to absorb losses inherent in the loan and lease portfolio and from other credit-related sources, such as commitments to extend credit and standby letters of credit. The allowance is increased by the provision for credit losses, which is charged against current period earnings, and decreased by the amount of loans charged off, net of recoveries.

The allowance is based on quarterly assessments of probable credit losses. The methodology used to assess the appropriateness of the allowance consists of calculated allowances, specific allowances and a judgmental allowance.

Calculated allowances are determined by applying loss factors to outstanding loans and leases, standby letters of credit, and the amount of commitments the Bank estimates it will fund. Loss factors are based on the Bank's historical loss experience and may be adjusted for factors that affect the collectibility of the portfolio as of the evaluation date. The Bank derives the loss factors from, among other things, past chargeoff history for satisfactory loans, a loss migration model for classified loans, and analysis of recent pool trends and consideration of historical pool performance for pooled loans. Pooled loans are homogeneous in nature and include consumer loans, residential mortgages and automobile leases.

Specific allowances are established on impaired loans when the measure of the impaired loan is less than the recorded investment in the loan.

The judgmental allowance has two components. The first component reflects the imprecision inherent in judgments of collectibility and estimates of losses. The second component is based on the evaluation of various conditions that are not directly measured in the determination of the formula and specific allowances. These conditions may include concentration risk for specific industries and portfolios, loans with a high likelihood for further downgrade, general economic and business conditions, portfolio trends, and recent grade variance statistics.

Premises and equipment

Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of each type of asset or term of related leases, whichever is shorter.

Other real estate

Other real estate, acquired through foreclosure or deed in-lieu of foreclosure, is initially accounted for at the lower of the recorded investment in the loan or fair value less estimated selling costs. Any excess of the recorded amount of the loan over fair value less estimated selling costs is charged to the allowance for credit losses and a new cost basis is established. Following acquisition, the property is carried at the lower of the new cost basis or fair value less estimated selling costs. Changes in the carrying values of other real estate are then recognized through a provision charged to noninterest expense.

Income taxes

Income tax expense is the amount of estimated tax due (or refundable) on the Bank's tax returns and the change in the amount of deferred tax assets and liabilities. Deferred tax assets or liabilities represent the estimated income tax benefits receivable, or expense payable, for temporary differences between the accounting basis and tax basis of the Bank's assets and liabilities.

Consolidated statements of cash flows

For purposes of the consolidated statements of cash flows, the Bank has defined cash and cash equivalents as the amount included in the consolidated balance sheets as "Cash and due from banks".

Other comprehensive income (loss)/Accumulated other comprehensive income (loss)

SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income refers to the total of all components of comprehensive income, including net income. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. For the Bank, other comprehensive income
(loss) represents only the change in unrealized gains (losses) on cash flow hedges and securities available for sale, net of tax and reclassification adjustments. Accumulated other comprehensive income (loss) presented in the consolidated balance sheets and consolidated statements of changes in stockholders' equity is comprised of unrealized gains (losses) on securities available for sale and cash flow hedges, net of tax.

Other Recent Accounting Pronouncements

In September of 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures. SFAS No. 140 carries over most of SFAS No. 125's provisions without reconsideration. For the transfers and servicing of financial assets and extinguishments of liabilities, SFAS No. 140 requires a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, the Bank will 1) recognize the financial and servicing assets it controls and the liabilities it has incurred, 2) derecognize financial assets when control has been surrendered, and 3) derecognize liabilities when extinguished.

SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS 140 did not have a material impact on the Bank's financial position or results of operations.

On June 30, 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. The Bank was required to adopt SFAS No. 141 upon issuance. Since the merger of Sanwa Bank California and Tokai Bank of California was accounted for as a reorganization of entities under common control, the adoption of SFAS No. 141 did not have any impact on the Bank's financial position or results of operations. All future business combinations, which involve the Bank, must be accounted for as purchase transactions. The Bank adopted SFAS No. 142 on January 1, 2002. With the adoption of SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based test. Additionally, identifiable intangible assets that have been separately recognized will continue to be subject to amortization over their useful lives. As the Bank did not have existing goodwill or intangible assets, the adoption of SFAS No. 142 did not have any impact on the Bank's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes or amends previous pronouncements including SFAS No. 121, APB Opinion No. 30, and Accounting Research Board No. 51. This statement became effective for the Bank on January 1, 2002 and did not have a material effect on the Bank's financial position or results of operations.

(2) RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required by the Federal Reserve Bank of San Francisco to maintain reserve balances on transaction deposits. The average amount of these reserve balances for the years ended December 31, 2001 and 2000 were $31,426,000 and $27,027,000, respectively.

(3) SECURITIES AVAILABLE FOR SALE

The amortized costs and estimated fair values of securities available for sale at December 31, 2001 were as follows:

                                                         Gross        Gross         Estimated
                                         Amortized     Unrealized   Unrealized        Fair
(dollars in thousands)                     Cost          Gains        Losses          Value
----------------------                   ---------     ----------   ----------      ---------
U.S. Treasury and other government
   agency securities                     $152,919      $  4,706      $      -       $157,625
Collateralized mortgage obligations       128,222         1,716           (30)       129,908
Asset-backed securities                   171,981         4,547           (25)       176,503
Mortgage-backed securities                 68,555         1,417          (356)        69,616
Other securities                           14,116           292            (2)        14,406
                                         --------      --------      --------       --------
Total                                    $535,793      $ 12,678      $   (413)      $548,058
                                         ========      ========      ========       ========

The amortized costs and estimated fair values of securities available for sale at December 31, 2000 were as follows:

                                                         Gross        Gross         Estimated
                                         Amortized    Unrealized    Unrealized        Fair
(dollars in thousands)                     Cost          Gains        Losses          Value
----------------------                   ---------    ----------    ----------      --------
U.S. Treasury and other government
   agency securities                     $273,682      $  1,229      $ (2,187)      $272,724
Collateralized mortgage obligations       176,826           250        (1,211)       175,865
Asset-backed securities                   177,061           199        (1,948)       175,312
Mortgage-backed securities                 56,887           659            (5)        57,541
Other securities                           14,905           356            --         15,261
                                         --------      --------      --------       --------
Total                                    $699,361      $  2,693      $ (5,351)      $696,703
                                         ========      ========      ========       ========

Securities having an amortized cost of $336,984,000 and $541,829,000 at December 31, 2001 and 2000, respectively, were pledged primarily as collateral for securities sold under agreements to repurchase and also to secure public funds and for other purposes as required or permitted by law. Securities having an amortized cost of $102,894,000 and $144,601,000 were pledged as collateral for reverse repurchase agreements at December 31, 2001 and 2000, respectively.

The amortized cost and estimated fair value of securities at December 31, 2001, by contractual maturity, are shown below. Collateralized mortgage obligations are classified in accordance with their estimated life. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Amortized        Fair
(dollars in thousands)                        Cost          Value
----------------------                      --------      --------
Due in one year or less                     $ 16,751      $ 17,062
Due after one year through five years        275,965       282,195
Due after five years through ten years        33,705        34,306
Due after ten years                          209,372       214,495
                                            --------      --------
Total                                       $535,793      $548,058
                                            ========      ========

During the years ended December 31, 2001, 2000 and 1999, sales of securities recorded gross losses of $0, $12,896,000 and $13,000, respectively. There were no gross gains recorded for sales of securities during the years ended December 31, 2001, 2000 and 1999.

(4) LOANS AND LEASES AND ALLOWANCE FOR CREDIT LOSSES

The loan portfolio as of December 31, 2001 and 2000 consisted of the following:

(dollars in thousands)                   2001            2000
----------------------                ----------      ----------
Commercial                            $3,898,008      $4,270,500
Consumer                               1,489,392       1,671,224
Residential mortgages                  1,845,917       1,505,324
Agricultural                             988,783       1,011,419
Leases                                    27,066             332
Real estate construction                 755,874         737,373
                                      ----------      ----------
                                       9,005,040       9,196,172
Less allowance for credit losses         210,000         189,580
                                      ----------      ----------
                                      $8,795,040      $9,006,592
                                      ==========      ==========

The loan and lease categories above are presented net of unearned interest income (consisting mostly of unearned interest income on dealer paper loans) and net unamortized deferred fees of $18,787,000 and $24,764,000 at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, loans secured by first trust deeds on residential property with principal balances of $323,000,000 and $330,000,000, respectively, were pledged as collateral to the Federal Reserve Bank of San Francisco, $140,000,000 and $161,000,000, respectively, were pledged to the State of California and $1,528,000,000 and $1,208,000,000, respectively, were pledged to the Federal Home Loan Bank of San Francisco.

The loan portfolio is well diversified and does not contain significant concentrations of loans to any particular industry sector. Total real estate loans, which include loans for single family homes, construction and land development, and properties secured by non residential properties were 61 percent and 57 percent of total loans at December 31, 2001 and 2000, respectively. Total agricultural loans, which include loans for dairy farms, fruit orchards and field crops, were 11 percent of total loans at both December 31, 2001 and 2000.

The Bank's recorded investment in impaired loans and the related valuation allowance, were as follows:

                                                2001                        2000
                                      ----------------------------------------------------
                                       Recorded     Valuation      Recorded      Valuation
(dollars in thousands)                Investment    Allowance     Investment     Allowance
----------------------                ----------    ---------     ----------     ---------
Impaired loans-
 Valuation allowance required          $ 91,459      $ 36,394      $ 39,452      $ 13,461
 No valuation allowance required         51,954            --        43,976            --
                                       --------      --------      --------      --------
            Total impaired loans       $143,413      $ 36,394      $ 83,428      $ 13,461
                                       ========      ========      ========      ========

The average recorded investment in impaired loans for the years ended December 31, 2001 and 2000 was $111,746,000 and $54,653,000, respectively. Interest income recognized on impaired loans for the years ended December 31, 2001, 2000 and 1999 was $1,764,000, $1,538,000 and $3,098,000, respectively.

The Bank had nonaccrual loans of $143,413,000 and $76,663,000 at December 31, 2001 and 2000, respectively. If interest on nonaccrual loans had been accrued in accordance with their original terms, interest income would have increased by approximately $9,100,000, $5,075,000 and $2,941,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

The Bank has extended treasury and correspondent banking facilities to the Parent of approximately $566 million. It is management's opinion that these credit facilities have been extended under substantially the same terms and conditions as those that would be provided to unaffiliated institutions of comparable credit standing.

The changes in the allowance for credit losses follows:

(dollars in thousands)                             2001            2000           1999
----------------------                          ---------       ---------       ---------
Balance at beginning of year                    $ 189,580       $ 178,986       $ 177,750
Provision for credit losses                        54,544          43,830          14,600
Loans charged off                                 (49,870)        (41,088)        (23,520)
Recoveries of loans previously charged off         15,746           7,852          10,156
                                                ---------       ---------       ---------
Balance at end of year                          $ 210,000       $ 189,580       $ 178,986
                                                =========       =========       =========

(5) PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2001 and 2000, consisted of the following:

                                                         ESTIMATED
(dollars in thousands)                                  USEFUL LIFE          2001            2000
----------------------                                --------------      ---------       ---------
Land and buildings                                    25 to 50 years      $ 104,997       $ 107,114
Equipment and leased properties                        3 to 20 years        132,264         129,859
Leasehold improvements                                 1 to 30 years         25,364          27,982
Furniture and fixtures                                 5 to 20 years         28,365          33,457
                                                                          ---------       ---------
                                                                            290,990         298,412
Less - accumulated depreciation and amortization                           (157,909)       (165,199)
                                                                          ---------       ---------
                                                                          $ 133,081       $ 133,213
                                                                          =========       =========

Depreciation and amortization expense for the years ended December 31, 2001, 2000 and 1999 was $21,315,000, $20,251,000 and $18,667,000, respectively.

The Bank has capitalized certain leases on premises. As of December 31, 2001, the future minimum lease payments under capital and operating leases, net of estimated sublease rental income from leased premises, were as follows:

                                                 Capital     Operating
(dollars in thousands)                            Leases      Leases        Total
----------------------                           -------     ---------     -------
Year ending December 31 -
2002                                             $ 1,888      $17,317      $19,205
2003                                               1,888       16,330       18,218
2004                                               1,004       15,491       16,495
2005                                               1,004       14,208       15,212
2006                                                 588        7,349        7,937
Thereafter                                         1,562       19,490       21,052
                                                 -------      -------      -------
Total minimum capital lease payments               7,934
Less - amount representing interest*               2,167
                                                 -------
Present value of net minimum future capital
  Lease payments                                 $ 5,767
                                                 =======

*Amount necessary to reduce minimum future capital lease payments to present value, calculated using a weighted average interest rate of approximately 11 percent.

Rental expense for banking premises included in noninterest expense for the years ended December 31, 2001, 2000 and 1999 was $18,485,000, $19,656,000, and
$18,087,000, respectively, which is net of rental income of $6,807,000, $4,078,000, and $5,162,000, respectively. Included in rental income are amounts received from the Parent of $2,975,000, $1,041,000, and $1,056,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

(6) OTHER REAL ESTATE

Other real estate consists primarily of commercial and industrial land, commercial and industrial buildings and residential real estate in California. At December 31, 2001 and 2000, other real estate, net of allowances for changes in fair value, was $995,000 and $2,257,000, respectively.

The activity in the allowance for changes in fair value is summarized below:

(dollars in thousands)             2001          2000          1999
----------------------            -------       -------       -------
Balance at beginning of year      $   784       $ 1,571       $   505
Provision (credit)                   (400)          885         1,447
Reversals/losses on sale              (81)       (1,672)         (381)
                                  -------       -------       -------
Balance at end of year            $   303       $   784       $ 1,571
                                  =======       =======       =======

(7) INCOME TAXES

Income tax expense for the years ended December 31, 2001, 2000 and 1999 was as follows:

(dollars in thousands)                         2001           2000           1999
----------------------                       --------       --------       --------
Current
    Federal                                  $ 98,369       $ 89,390       $ 55,889
    State                                          --          1,522            715
                                             --------       --------       --------
    Total                                      98,369         90,912         56,604
                                             --------       --------       --------
Deferred
    Federal                                   (35,764)        (7,186)        14,972
    State                                          --        (43,721)         4,420
                                             --------       --------       --------
    Total                                     (35,764)       (50,907)        19,392
Total
    Federal                                  $ 62,605       $ 82,204         70,861
    State                                          --        (42,199)         5,135
    Change in valuation allowance for
        deferred tax asset                     (1,250)         1,250             --
                                             --------       --------       --------
    Subtotal                                   61,355         41,255         75,996
    Tax expense on change in accounting
         principle                             (3,394)            --             --
                                             --------       --------       --------
Income tax expense                           $ 57,961       $ 41,255       $ 75,996
                                             ========       ========       ========

Income tax expense differs from the amount computed using the federal statutory tax rate of 35 percent for the years ended December 31, 2001, 2000 and 1999 as follows:

                                                                                            RATE
                                                                   AMOUNT      --------------------------------
(dollars in thousands)                                              2001         2001        2000        1999
----------------------                                            --------     --------    --------     -------
Tax expense at statutory rate                                     $ 63,896       35.0%       35.0%       35.0%
State franchise tax (benefit) expense,
    net of federal benefit                                              --         --       (13.9)        1.6
Interest on obligations of states and political subdivisions
    and ESOPs that are exempt from federal taxation                   (523)       (.3)        (.3)        (.3)
Valuation allowance                                                 (1,250)       (.7)         .6          --
Other, net                                                            (768)       (.4)        (.6)        (.7)
                                                                  --------       ----        ----        ----
Income tax expense                                                  61,355       33.6%       20.8%       35.6%
Tax expense on change in accounting principle                       (3,394)      (1.8)         --          --
                                                                  --------       ----        ----        ----
Income tax expense                                                $ 57,961       31.8%       20.8%       35.6%
                                                                  ========       ====        ====        ====

Deferred income tax assets and liabilities represent the tax effect of temporary differences between the accounting basis and tax basis of the Bank's assets and liabilities. The significant components of deferred tax assets and liabilities were as follows:

                                                                  As of December 31,
                                                               -----------------------
(dollars in thousands)                                           2001           2000
----------------------                                         --------       --------
Deferred tax assets:
  Credit losses                                                $ 73,500       $ 66,352
  Accrued expenses                                                8,775          5,703
  Other                                                          13,950          9,442
                                                               --------       --------
  Total                                                          96,225         81,497
                                                               --------       --------
Deferred tax liabilities:
  Mark to market                                                     --          1,237
  Depreciation                                                    7,200          8,439
  Pension expense                                                 6,705          5,861
  Equipment and auto leasing                                      6,462          4,509
  Other (1)                                                       5,716         27,073
                                                               --------       --------
  Total                                                          26,083         47,119
                                                               --------       --------
Net deferred tax assets (liabilities) before deferred tax
     on unrealized gain/loss on securities available for
     sale and cash flow hedges                                   70,142         34,378
Deferred tax (liability) asset on unrealized gain/loss on
     securities available for sale and cash flow hedges         (12,776)         1,144
Valuation allowance                                                  --         (1,250)
                                                               --------       --------
Net deferred tax assets                                        $ 57,366       $ 34,272
                                                               ========       ========

(1) Includes deferred tax liabilities related to FHLB stock, partnership investments, and in 2000 California unitary tax reserve.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities and available tax carrybacks in making this assessment. Management has determined that it is more likely than not that the deferred tax asset will be realized and the valuation allowance has been eliminated.

In 2001 and 2000, the Bank's state effective tax rate was reduced below the statutory rate due to worldwide unitary taxation in California. Additionally, in 2000, the Bank reversed $27.5 million of accrued state tax liability (net of federal benefit) based on a revaluation of prior years' worldwide unitary liabilities.

(8) EMPLOYEE BENEFIT PLANS

Retirement plan

The Bank has a defined benefit pension plan covering substantially all of the domestic employees of United California Bank. The plan also covers employees of certain U.S. branches and agencies of the Parent. The benefits are based on years of service and the employee's compensation during the highest consecutive five-year employment period. Contributions are intended to provide not only benefits attributable to service to date, but also for those expected to be earned in the future.

The United California Bank retirement plan funded status as of December 31, 2001 and 2000 is presented below:

(dollars in thousands)                                   2001            2000
----------------------                                 ---------       ---------
Change in projected benefit obligation:
Projected benefit obligation at beginning of year      $ 155,011       $ 144,299
Service cost                                               5,489           5,489
Interest cost                                             12,163          11,021
Plan amendments                                              522              --
Benefits paid                                             (6,089)         (5,561)
Actuarial loss (gain)                                     25,898            (237)
                                                       ---------       ---------
Projected benefit obligation at end of year              192,994         155,011

Change in plan assets:
Fair value of plan assets at beginning of year           205,576         213,250
Actual return on plan assets                             (13,309)         (1,867)
Benefits paid                                             (6,089)         (5,561)
Administrative expenses                                     (308)           (246)
                                                       ---------       ---------
Fair value of plan assets at end of year                 185,870         205,576
                                                       ---------       ---------
Funded status                                             (7,124)         50,565
Unrecognized net actuarial loss (gain)                    29,653         (30,080)
Unrecognized prior service cost                              130            (443)
                                                       ---------       ---------
Total prepaid pension expense                             22,659          20,042
Less amounts attributed to affiliates                     (3,502)         (3,297)
                                                       ---------       ---------
Prepaid pension expense                                $  19,157       $  16,745
                                                       =========       =========

The projected benefit obligation includes $15,973,000 and $12,110,000 allocable to employees of certain branches and agencies of the Parent at December 31, 2001 and 2000, respectively.

Pension expense for 2001, 2000 and 1999 included the following components:

(dollars in thousands)                       2001           2000           1999
----------------------                     --------       --------       --------
Service cost                               $  5,489       $  5,490       $  6,388
Interest cost                                12,163         11,021         10,506
Expected loss return on assets              (19,141)       (17,707)       (15,607)
Amortization of prior service cost              (51)           (49)           (49)
Amortization of transitional asset               --             --           (832)
Recognized actuarial (gain)                  (1,077)          (909)            --
                                           --------       --------       --------
Total pension (credit) expense               (2,617)        (2,154)           406
Less amounts attributed to affiliates           205            135            (61)
                                           --------       --------       --------
Pension (credit) expense                   $ (2,412)      $ (2,019)      $    345
                                           ========       ========       ========

The principal assumptions used in determining pension expense and related pension obligations were:

                                                           At December 31,
                                                      --------------------------
                                                      2001       2000       1999
                                                      ----       ----       ----
Discount rate                                         7.00%      8.00%      6.75%
Rates of increase in compensation levels              4.00%      4.00%      4.00%
Expected long-term rate of return on plan assets      9.25%      9.25%      9.25%

Profit-sharing plan

The Bank maintains two 401(k) profit-sharing plans for its employees. Contributions are made monthly as set forth in the plan documents. Contributions made by the Bank and charged to noninterest expense for the years ended December 31, 2001, 2000 and 1999 were $3,420,000, $3,797,000, and $3,612,000, respectively.

Post-retirement health care plan

The Bank currently provides health care coverage to its retired employees if they have at least 10 years of credited service and have participated in a Bank sponsored medical plan for at least the one-year period before retirement. The Bank's medical plan for retirees age 65 and over is supplemental to Medicare. Participant contributions are required and are based on the health care organization selected, Medicare eligibility and coverage of eligible family members. Coverage is available until death as long as contributions are made and the family members continue to meet the plan's eligibility requirements. The plan requires participants to contribute at least 25 percent of the cost with the Bank's contribution provided by credits earned under a formula using years of service under the Bank's retirement plan.

For employees who retired prior to October 1, 1995, the Bank provided health care coverage to retired employees if they had attained retirement age while working for the Bank and had at least 5 years of service and had been enrolled in a Bank sponsored medical plan for at least the one-year period before retirement. Coverage is available until the retiree's death as long as contributions are made and the dependent continues to meet the plan's definition of a dependent. These retirees contribute one-half of the cost of coverage and the Bank contributes the other half.

The accumulated benefit obligation of the Bank's post retirement health care plan at December 31, 2001 and 2000 follows:

(dollars in thousands)                                    2001           2000
----------------------                                   -------       --------
Change in accumulated benefit obligation:
Accumulated benefit obligation at beginning of year      $ 9,508        $ 8,233
Service cost                                                 115            140
Interest cost                                                708            603
Benefits paid                                               (603)          (495)
Actuarial loss                                               649          1,027
                                                         -------       --------
Accumulated benefit obligation at end of year             10,377          9,508

Change in plan assets:
Fair value of plan assets at beginning of year                --             --
Bank contributions                                           603            495
Benefits paid                                               (603)          (495)
                                                         -------       --------
Fair value of plan assets at end of year                      --             --

Funded status                                            (10,377)        (9,508)
Unrecognized net actuarial gain                              (26)          (675)
Unrecognized transition obligation                         4,268          4,656
                                                         -------       --------
Total accrued post-retirement health care expense         (6,135)        (5,527)
Less amounts attributed to affiliates                         81             87
                                                         -------       --------
Accrued post-retirement health care expense              $(6,054)       $(5,440)
                                                         =======       ========

The components of the Bank's post-retirement health care expense are as follows:

(dollars in thousands)                           2001         2000          1999
----------------------                         -------      -------       -------
Service cost                                   $   115      $   140       $   138
Interest cost                                      708          603           390
Amortization of prior service cost                  --           --           388
Amortization of transitional obligation            388          388            --
Recognized actuarial loss (gain)                    --          (59)         (205)
                                               -------      -------       -------
Total post-retirement health care expense      $ 1,211      $ 1,072       $   711
                                               =======      =======       =======

The discount rate used in determining the accumulated post-retirement health care benefit obligation was 7.00 percent. The health care cost trend rate is
10.00 percent in the year 2002 and 9.00 percent for the year 2003 and trending downward to 5.00 percent in 2007 and thereafter. Assumed health care cost trend rates have an effect on the amounts reported for the health care plan. A one percent increase in the assumed health care cost trend rates for each year would increase the post-retirement health care benefit obligation and the service and interest cost components by $379,000 and $31,000, respectively. A one percent decrease would decrease the post-retirement health care benefit obligation and the service and interest cost components by $508,000 and $28,000, respectively.

(9) DEBT AND STOCKHOLDER'S EQUITY

The following is a summary of the Bank's debt as of December 31, 2001 and 2000:

(DOLLARS IN THOUSANDS)                        2001                            2000
----------------------               ------------------------       --------------------------
                                     Balance        Avg. Rate        Balance         Avg. Rate
                                     -------        ---------       --------         ---------
FHLB floating rate advances         $200,000          2.85%         $100,000           6.55%

The $200 million of Federal Home Loan Bank (FHLB) of San Francisco advances are comprised of two $100 million advances maturing in February 2003 and February 2004, respectively. The $100 million advance from December 2000 matured in February 2001. The advance maturing in February 2003 reprices semi-annually at a spread of two basis points below the London Interbank Offered Rate (LIBOR) for six-month eurodollar deposits. The advance maturing in February 2004 reprices quarterly at a spread of one basis point below the LIBOR for three-month eurodollar deposits. The FHLB advances are secured by liens on loans secured by first trust deeds on residential property.

The Financial Code of the State of California restricts the payment of dividends by the Bank. As of December 31, 2001, there was $706,000 of retained earnings available for dividends, without the prior approval of the Department of Financial Institutions.

The Bank's regulatory capital requirements are administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Leverage which is the relationship of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2001 and 2000, the Bank exceeds all capital adequacy requirements to which it is subject.

As of December 31, 2001, the Bank was categorized as well-capitalized, the highest ranking a bank may receive, under the Federal Deposit Insurance Corporation's (FDIC) regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total capital, Tier 1 capital, and Tier 1 Leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the institution's category.

                                                                                               Minimum To Be Well
                                                                                               Capitalized Under
                                                                         Minimum               Prompt Corrective
                                                                         Capital                     Action
                                               Actual                  Requirement                 Provisions
                                       ---------------------      ---------------------      ---------------------
                                         Amount          %          Amount          %          Amount          %
                                       ----------      -----      ----------       ----      ----------       ----
As of December 31, 2001
Tier 1 capital and ratio               $1,066,416      10.93      $  390,316       4.00      $  585,474       6.00
Total capital and ratio                 1,189,477      12.19         975,791       8.00         975,791      10.00
Tier 1 capital and leverage ratio       1,066,416      10.08         317,432       3.00         529,054       5.00

As of December 31, 2000
Tier 1 capital and ratio               $1,071,380      10.38      $  412,714       4.00      $  619,070       6.00
Total capital and ratio                 1,201,101      11.64         825,427       8.00       1,031,784      10.00
Tier 1 capital and leverage ratio       1,071,380       9.76         329,320       3.00         548,866       5.00

(10) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values and estimated fair values at December 31, 2001 and 2000 of on-balance sheet financial instruments are disclosed in the table that follows. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Where possible, the Bank has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques. Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates were based on existing on-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Derivative financial instruments and other financial instruments with off-balance sheet risk are presented in Note 11.

This information is presented solely for compliance with generally accepted accounting principles and is subject to change over time based on a variety of factors. Because no market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in the estimation process, management does not believe the information presented reflects the amounts that would be received if the Bank's assets and liabilities were sold nor does it represent the fair value of the Bank as an entity.

                                                   December 31, 2001               December 31, 2000
                                               --------------------------      --------------------------
                                                Carrying       Estimated        Carrying       Estimated
(dollars in thousands)                            Value        Fair Value        Value         Fair Value
----------------------                         ----------      ----------      ----------      ----------
Financial assets
   Cash and due from banks                     $  602,112      $  602,112      $  770,544      $  770,544
   Federal funds sold                               3,500           3,500          93,454          93,454
   Interest-bearing deposits with banks            25,205          25,215         115,205         115,172
   Securities available for sale                  548,058         548,058         696,703         696,703
   Trading securities                              76,568          76,568          82,588          82,588
   Loans(1)                                     8,977,974       8,967,972       9,195,840       9,214,870
   Less allowance for credit losses               210,000              --         189,580              --
                                               ----------      ----------      ----------      ----------
       Total loans                              8,767,974       8,967,972       9,006,260       9,214,870

Financial liabilities
   Deposits with no stated maturity             6,528,856       6,528,856       5,390,684       5,390,684
   Time deposits                                2,183,968       2,202,813       3,600,653       3,609,826
                                               ----------      ----------      ----------      ----------
       Total deposits                           8,712,824       8,731,669       8,991,337       9,000,510
   Federal funds purchased and securities
     sold under agreements to repurchase          285,915         285,920         848,774         848,979
   FHLB advances                                  200,000         201,552         100,000         100,627
   Other borrowed funds                            53,342          53,943          55,832          55,425

(1) Leases with a net carrying value of $27,066,000 and $332,000 as of December 31, 2001 and 2000, respectively, are excluded from the above disclosure, as they are not considered to be financial instruments as defined.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments. These assumptions were based on subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time.

Short-term financial instruments

Financial instruments with maturities within 90 days of the balance sheet date are valued at the carrying amounts included in the balance sheet. This approach applies to cash and due from banks, trading account securities, federal funds purchased and sold, and securities sold under agreements to repurchase.

Interest-bearing deposits with banks

The fair value of interest-bearing deposits with banks was estimated by reference to current rates offered for placements with the same remaining maturity.

Securities available for sale

The fair value of securities available for sale is principally determined from prices obtained from independent market sources.

Loans

Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type such as commercial, commercial real estate, residential mortgage, and other consumer. Each loan category was further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of loans was determined based on discounted cash flow modeling techniques. The discount rate used was based on quoted market rates for loans where there is an active secondary market. The discount rate for all other loans was based on the current offer rates for loans made to borrowers with similar credit risks and remaining maturities.

Fair value for significant nonperforming loans was based on the carrying value adjusted for anticipated credit loss risk, estimated time for resolution, valuation of the underlying collateral and other related resolution costs.

Deposits

The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, and money market accounts, is deemed equal to the amount payable on demand at December 31, 2001 and 2000. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate was estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimated does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

FHLB advances and other borrowed funds

The fair value of the Bank's FHLB advances and other borrowed funds was estimated by discounting contractual cash flows using discount rates based on current rates offered for debt of the same remaining maturities.

(11) DERIVATIVE ACTIVITY

The Bank adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001. SFAS No. 133, as amended by SFAS No. 138 issued in June 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. At the end of 2001, the Bank carried a cash flow hedge of $600 million in interest rate swaps with a fair market value of $18,121,000, which were hedging LIBOR-based commercial loans. The interest rate swaps were entered into during 2001 and mature in 2006. The net settlement of these interest rate swaps increased interest income on commercial loans by $7,513,000 in 2001. The Bank estimates a net settlement gain to interest income of $19,774,000 over the next twelve months from the cash flow hedge.

At the end of 2000, the Bank held derivatives for purposes other than trading as follows:

                                             Notional         Book             Fair          Unrealized
(dollars in thousands)                        Amount          Value            Value         Gain (Loss)
----------------------                      ----------      ----------      ----------       ----------
DECEMBER 31, 2000
Interest rate swaps:
   Receive variable/pay fixed               $   40,000      $        9      $     (430)      $     (439)
Options:
   Interest rate floor                       1,000,000           4,565          14,702           10,137
                                            ----------      ----------      ----------       ----------
                                            $1,040,000      $    4,574      $   14,272       $    9,698
                                            ==========      ==========      ==========       ==========

Upon the adoption of SFAS No. 133, these instruments were not designated as hedges but were reclassified as trading instruments. The Bank's adoption resulted in a cumulative effect accounting adjustment of $6,304,000, net of $3,394,000 of income taxes. The interest rate swaps included $30 million in fixed rate mortgage hedges, which matured in August 2001, and $10 million in fixed rate commercial hedges, which matured in October 2001. The $1 billion in interest rate floor contracts were purchased to protect the Bank from the impact of declining interest rates on its' commercial loan portfolio. By February 2001, the interest rate floor contracts had generated additional pre-tax gains of $4,897,000. At that time, the Bank sold $600 million of the floor position. The remaining $400 million was sold in February 2002 at a loss of $460,000.

Derivative activity held or issued for trading purposes

In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of customers, to reduce exposure to fluctuations in interest and foreign exchange rates and to generate trading profits.

Interest rate swap agreements involve the exchange of fixed and floating rate interest payments based on a notional principal amount and maturity date. The Bank minimizes credit risk on interest rate swaps by performing credit reviews of the counterparty.

Forward and futures contracts are contracts for delayed delivery of securities, money-market instruments or foreign currencies in which the seller agrees to make delivery at a specified future date of a specified instrument or currency, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their obligations and from movements in securities values, interest and exchange rates.

Interest rate options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price within a specified period of time from the seller or "writer" of the option. Options are either exchange traded or negotiated directly between two counterparties, which grants the right to purchase or sell at a specified price at a stated number of units at a future date. Caps and floors are similar to option agreements where the obligation to exercise is initiated when an interest rate index exceeds a capped level or falls below a floor level at a future date.

The Bank uses a range of products to modify transactions in terms of maturities, interest rate risk and other financing characteristics. The products listed in the tables below are subject to varying degrees of off-balance sheet credit and market risk. The estimated market values were based on year-end market estimates. The average market values represent the average of the monthly market values and net gains (losses) represent the amounts recorded in capital markets revenues.

                                                  As of Year End                For the Period ended
                                            --------------------------       ---------------------------
                                                             Estimated         Average           Net
                                             Notional         Market           Market           Gains
(dollars in thousands)                        Amount           Value            Value          (Losses)
----------------------                      ----------      ----------       ----------       ----------
DECEMBER 31, 2001
Interest rate swaps:
    Receive variable/pay fixed              $  519,918      $  (12,126)      $  (10,600)      $  (18,006)
    Receive fixed/pay variable                 519,918          14,356           12,551           18,681
Foreign currency forwards:
    Purchased                                  282,067           4,954            1,288           (1,310)
    Sold                                       270,641          (4,294)            (904)           2,374
Interest rate futures:
    Purchased                                       --              --               34               18
    Sold                                        10,000            (139)            (180)            (424)
Options:
    Purchased                                  433,447          17,883           13,265           17,468
    Sold                                       433,738         (17,883)         (13,845)         (17,452)
                                            ----------      ----------       ----------       ----------
                                            $2,469,729      $    2,751       $    1,609       $    1,349
                                            ==========      ==========       ==========       ==========

DECEMBER 31, 2000
Interest rate swaps:
    Receive variable/pay fixed              $  279,106      $   (1,784)      $    4,648       $   (6,452)
    Receive fixed/pay variable                 257,734           3,667           (2,957)           7,223
Foreign currency forwards:
    Purchased                                  289,910          (4,281)           2,999             (950)
    Sold                                       264,373           4,542           (2,566)           1,681
Interest rate futures:
    Purchased                                       --              --               (1)              18
    Sold                                       328,000            (654)            (110)            (956)
Options:
    Purchased                                    2,114              (7)             (33)              29
    Sold                                         2,439               7               27              (13)
                                            ----------      ----------       ----------       ----------
                                            $1,423,676      $    1,490       $    2,007       $      580
                                            ==========      ==========       ==========       ==========

Of the $1,640 million notional amount of both trading and non-trading interest rate swaps at December 31, 2001, $161 million matures in 2002. The remainder matures in varying increments through 2011.

(12) COMMITMENTS AND CONTINGENCIES

Credit risk is the possibility that loss may occur from counterparty failure to perform according to the terms of the contract. The Bank's exposure to credit risk under commitments to extend credit and letters of credit is limited to the contractual or notional amount of those instruments. The Bank exercises the same credit policies in extending such commitments and conditional obligations as it does for on-balance sheet instruments. The Bank mitigates credit risk through credit approvals, limits and monitoring procedures. The commitments extended are subject to prevailing market rates, and, therefore, do not expose the Bank to interest rate risk.

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Credit risk for these instruments has been considered in the determination of the allowance for credit losses.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Short-term guarantees were $200 million at year-end with the remaining guarantees extending for more than one year and expiring in decreasing amounts through 2007. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, certificates of deposit and other property as collateral supporting those commitments for which collateral is deemed necessary. The collateral coverage ratios at December 31, 2001 and 2000 were 78 percent and 75 percent, respectively.

(dollars in thousands)                            Contractual Amount
----------------------                        --------------------------
                                                 2001            2000
                                              ----------      ----------
Commitments to extend credit                  $3,381,430      $3,678,437
Standby letters of credit with others            329,812         303,167
Commercial and similar letters of credit          53,055          39,034
                                              ----------      ----------
                                              $3,764,297      $4,020,638
                                              ==========      ==========

Legal contingencies

The Bank is subject to various pending and threatened legal actions, which arise, in the normal course of business. Although the amount of the ultimate exposure, if any, cannot be determined at this time, it is management's opinion that, based on the advice of counsel, the disposition of claims currently pending will not have a material adverse effect on the Bank's financial position or results of operations.

(13) MERGERS AND ACQUISITIONS

Bank Merger

In July 2001, Sanwa Bank California (SBCL) and Tokai Bank of California (TBC) completed their merger to become United California Bank (UCB). The merger was accounted for as a reorganization of entities under common control and, accordingly, the consolidated financial statements for UCB have been restated to include the accounts of SBCL and TBC for all periods presented. The assets and liabilities of the former SBCL and TBC were combined at historical cost for each year presented in the financial statements. The Bank incurred $32,093,000 of merger related expenses and writeoffs.

Sanwa Bank, Ltd. owned 81 percent and Tokai Bank, Ltd. owned 19 percent of United California Bank at December 31, 2001. SBCL was previously a wholly-owned subsidiary of The Sanwa Bank, Limited and TBC was previously a wholly-owned subsidiary of The Tokai Bank, Limited.

Prior to the merger, SBCL had 8,800,000 shares outstanding at a par value of $50 per share and TBC had 23,263,400 shares outstanding at a par value of $5 per share. At the time of the merger, SBCL shares were exchanged for 8,800,000 shares of UCB stock at a par value of $50 per share, and TBC shares were exchanged for 2,064,198 shares of UCB stock at a par value of $50 per share.

The table below reflects the total revenues and net income of SBCL and TBC for the periods preceding the merger:

                                                                                               UCB
(dollars in thousands)                                             SBCL           TBC       (combined)
----------------------                                           --------      --------      --------
Total revenues for the six month period ended June 30, 2001      $396,434      $ 80,222      $476,656

Net income for the six month period ended June 30, 2001            72,490        11,667        84,157

Total revenues for the year ended December 31, 2000               762,719       181,465       944,184

Net income for the year ended December 31, 2000                   128,566        28,231       156,797

Total revenues for the year ended December 31, 1999               694,809       146,819       841,628

Net income for the year ended December 31, 1999                   118,496        18,930       137,426

Sale to BNP Paribas

In December 2001, BNP Paribas, parent company of BancWest Corporation, signed a definitive agreement with Sanwa Bank, Ltd. and Tokai Bank, Ltd. to acquire United California Bank for $2.4 billion in cash. The sale is scheduled to close (closing date), pending regulatory approval, before the end of the first quarter in 2002. United California Bank will eventually merge into Bank of the West, a wholly-owned subsidiary of BancWest Corporation.

In association with BNP Paribas' purchase of the Bank, the Bank's Parent will extend a tax indemnification to BNP Paribas. Under the terms of this indemnity, the Parent will be required to pay tax liabilities over and above amounts reserved on the books of the Bank as of the closing date.

(14) RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to principal officers and directors of the Bank amounting to $688,000 and $674,000 at December 31, 2001 and 2000, respectively.